Exhibit 99

[LOGO] MARINE PRODUCTS
       CORPORATION

FOR IMMEDIATE RELEASE

                MARINE PRODUCTS CORPORATION ANNOUNCES STOCK SPLIT
                             AND INCREASED DIVIDEND

ATLANTA, January 25, 2005-- Marine Products Corporation (AMEX: MPX) today announced that its Board of Directors has approved a three-for-two split of the Company's outstanding common stock. The split will be effected by issuing one additional share of common stock for every two shares of common stock held. The additional shares of common stock will be distributed on March 10, 2005 to holders of record at the close of business on February 10, 2005. No fractional shares will be issued. Fractional share amounts resulting from the split will be paid to shareholders in cash.

The Board of Directors also declared a quarterly dividend increase of 50 percent to $0.06 per share payable March 10, 2005 to common shareholders of record at the close of business on February 10, 2005. The cash dividend that was declared today will be paid on the pre-split shares.

Richard A. Hubbell, Marine Products Corporation's Chief Executive Officer stated, "We are pleased to make Marine Products' stock more widely available to potential investors through this stock split. We are also rewarding our current shareholders by increasing our quarterly dividend, which is appropriate, given our strong cash position and liquid balance sheet."

Marine Products is a leading manufacturer of fiberglass boats, including Chaparral pleasure boats and Robalo sport fishing boats. Marine Products Corporation's investor Web site can be found on the Internet at http://www.marineproductscorp.com.

For information about Marine Products Corporation please contact:

BEN M. PALMER                                           JIM LANDERS
Chief Financial Officer                                 Corporate Finance
404.321.7910                                            404.321.2162
irdept@marineproductscorp.com